Exhibit 10.36

August 15, 2003

Specialty Laboratories, Inc.
2211 Michigan Avenue
Santa Monica, CA 90404

Ladies and Gentlemen:

Chiron Corporation (“Chiron”) agrees that it shall not assert its Hepatitis C (“HCV”) and HIV-1 patent rights (“Patent Rights”) in any action, suit or other proceeding seeking to recover against Specialty Laboratories, Inc. (“Specialty”) for the performance of nucleic acid testing (“NAT”) clinical assay(s) for the detection, quantitation, genotyping and/or phenotyping of HCV and HIV-1 and/or the provision of the results thereof to third parties (the “Testing Activity”), occurring at any time prior to October 15, 2003 (the “Effective Date”).

In consideration of Chiron’s execution of this letter agreement, Specialty agrees to (i) execute and deliver as of the Effective Date a sublicense agreement under the Patent Rights with Bayer Healthcare LLC for Testing Activity performed by Specialty from and after the Effective Date on the terms set forth in Attachment A (the “Sublicense Agreement”), and (ii) pay Chiron by wire transfer on the Effective Date, the non-refundable, non-creditable and non-cancelable amount of [*].

No license, express or implied, is granted by Chiron by operation of this letter agreement. This letter agreement shall not create any rights or obligations as to third parties, other than the clients of Specialty and their physicians and patients on whose behalf the Testing Activity prior to October 15, 2003 was performed (but, in each case, only with respect to such Testing Activity by Specialty).  The benefits of this letter agreement are personal to Specialty, cannot be assigned or transferred by Specialty.  In the event of the acquisition of Specialty by merger, consolidation, purchase of assets or otherwise, the benefits of this letter agreement shall not extend to the Testing Activity of the acquiring entity or its affiliates occurring prior to the Effective Date; provided that the Testing Activity of Specialty prior to the Effective Date shall continue to be subject to the benefits of this letter agreement following such acquisition.

If the foregoing is consistent with your understanding of our agreement, please sign both originals of this letter agreement, returning one for our records.

CHIRON CORPORATION	ACCEPTED AND AGREED:
4560 Horton Street
Emeryville, CA 94608-2916, USA	SPECIALTY LABORATORIES, INC.

/s/ James E. Kent	/s/ Thomas J. Kosco
James E. Kent	Thomas J. Kosco
Vice President, Corporate Licensing	Vice President, Business Development

* Information for which confidential treatment has been requested pursuant to Rule24(b)(2) of the Securities Exchange Act of 1934, as amended.  The omitted material has been filed separately with the Securities and Exchange Commission.

Attachment A

Form of License Agreement

[Attached as a separate exhibit.]